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                 CENTRAL BANCORP, INC.
         1999 STOCK OPTION AND INCENTIVE PLAN


         _____________________________________

         Agreement for Incentive Stock Options

         _____________________________________


     STOCK OPTION (the "Option") for a total of ___________ shares of Common Stock, par value $1.00 per share, of Central Bancorp, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to ____________________________________ (the
"Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Central Bancorp, Inc. 1999 Stock Option and Incentive Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Exercise Price. The exercise price per share is $_______, which equals 100% */ of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercise of Option. This Option shall be exercisable in accordance with the Plan and the following provisions:

     (i) Schedule of rights to exercise.

                                    Percentage of Total Shares
Years of Continuous Employment      Subject to Option Which May
 After Date of Grant of Option            Be Exercised
------------------------------      ---------------------------

     Upon Grant                              ___%
     1 year but less than 2 years            ___%
     2 years but less than 3 years           ___%
     3 years but less than 4 years           ___%
     4 years but less than 5 years           ___%
     5 years or more                         ___%

___________________
*/ 110% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

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ISO Agreement
Page 2

     (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock owned for more than six months is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock owned for more than six months as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock owned for more than six months, or such combination of cash and Common Stock owned for more than six months as the Optionee elects. The certificate or certificates for shares of Common Stock owned for more than six months as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise. The amount of the withholding requirement shall be applicable statutory minimum federal, state or local income tax with respect to the award of the date that the amount of tax is to be held.

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ISO Agreement
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     4.   Non-transferability of Option.  This Option may not be
transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten **/ years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


_____________________
Date of Grant                      CENTRAL BANCORP, INC.
                          1999 STOCK OPTION AND INCENTIVE PLAN


                          By: __________________________________
                              Authorized Member of the Committee


                              Witness: _________________________


______________
**/ Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of this Option.




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                      CENTRAL BANCORP, INC.
               1999 STOCK OPTION AND INCENTIVE PLAN



         _____________________________________

                  Form for Exercise of
                 Incentive Stock Options

         _____________________________________

                                   _______________
                                        Date


Treasurer
Central Bancorp, Inc.
399 Highland Avenue
Somerville, Massachusetts  02144

Re:  Central Bancorp, Inc. 1999 Stock Option and Incentive Plan
     ----------------------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase __________ shares, par value $1.00, of Common
Stock of Central Bancorp, Inc. (the "Company") under and pursuant to a Stock Option Agreement dated ____________, 199__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

          $______   of cash or check
          $______   in the form of _______ shares of Common
                    Stock, valued at $____ per share

          $              TOTAL
           ======

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________
Address ________________________________________________________
Social Security Number _________________________________________


                        Very truly yours,


                        ________________________